CYALUME TECHNOLOGIES HOLDINGS, INC.

2009 OMNIBUS SECURITIES AND INCENTIVE PLAN

INCENTIVE STOCK OPTION AWARD

JAMES G. SCHLECK

TABLE OF CONTENTS:

TAB	DOCUMENT DESCRIPTION

1)	AWARD AGREEMENT

2)	2009 OMNIBUS SECURITIES AND INCENTIVE PLAN

3)	BENEFICIARY DESIGNATION FORM

4)	CASHLESS OPTION CALCULATION FORM

5)	EXERCISE NOTICE

CYALUME TECHNOLOGIES HOLDINGS, INC.

2009 OMNIBUS SECURITIES AND INCENTIVE PLAN

STOCK OPTION AGREEMENT

INCENTIVE STOCK OPTION

THIS AGREEMENT made as of December 27, 2012, by and between Cyalume Technologies Holdings, Inc., a Delaware corporation (the “Company”), and James G. Schleck (the “Optionee”).

WITNESSETH:

WHEREAS, the Company has adopted the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan (the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has authorized the grant to the Optionee of an Option under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Optionee hereby agree as follows:

1.             Definitions.

Terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.

2.             Grant of Option.

The Committee hereby grants to the Optionee an option to purchase 200,000 shares of the Company’s Common Stock (“Shares”) for an Option price per Share equal to $1.50(the “Option”). The Option is intended by the Committee to be an Incentive Stock Option and the provisions hereof shall be interpreted on a basis consistent with such intent. Notwithstanding the foregoing provisions of this Section 2 or any other provision in this Agreement to the contrary, if the stockholders of the Company do not approve an increase in the number of shares of Common Stock available for issuance under the Plan by at least 650,000 at the 2013 annual meeting of stockholders of the Company or otherwise within 12 months after the grant date of the Option, then this Option shall be deemed to have been granted outside of the Plan (except that the applicable provisions and defined terms contained in the Plan shall apply to the fullest extent permissible with respect to the Option), and the Option shall be deemed to be a Non-Qualified Stock Option, and not an Incentive Stock Option.

3.             Option Terms and Exercise Period.

(a)     The Option shall be exercised, and payment by the Optionee of the Option price shall be made, pursuant to the terms of the Plan.

(b)     All or any part of the Option may be exercised by the Optionee no later than ten (10) years after the date of this Agreement.

(c)     This Agreement and the Option shall terminate on the earlier of (i) the (10th) anniversary of the date of this Agreement, or (ii) the date as of which the Option has been fully exercised.

4.             Vesting.

Subject to Section 10, the Option shall vest and become exercisable pursuant to the following schedule:

Vesting Date	Number of Vesting Award Shares

12/27/2013	40,000
12/27/2014	40,000
12/27/2015	40,000
12/27/2016	40,000
12/27/2017	40,000

5.             Termination of Employment.

Sections 6.2 and 6.4 of the Plan shall control.

6.             Restrictions on Transfer of Option.

This Agreement and the Option shall not be transferable otherwise than by will or by the laws of descent and distribution, and the Option shall be exercisable, during the Optionee’s lifetime, solely by the Optionee, except on account of the Optionee’s Permanent and Total Disability or death.

7.             Exercise of Option.

(a)     The Option shall become exercisable at such time as shall be provided herein or in the Plan and shall be exercisable by written notice of such exercise, in the form prescribed by the Committee, to the Secretary of the Company, at its principal office. The notice shall specify the number of Shares for which the Option is being exercised.

(b)     Shares purchased pursuant to the Option shall be paid for in full at the time of such purchase in cash, in Shares, including Shares acquired pursuant to the Plan, or part in cash and part in Shares. Shares transferred in payment of the Option price shall be valued as of the date of transfer based on their Fair Market Value.

8.             Regulation by the Committee.

This Agreement and the Option shall be subject to any administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Optionee and any person or persons to whom any portion of the Option has been transferred by will or by the laws of descent and distribution.

9.             Rights as a Stockholder.

The Optionee shall have no rights as a stockholder with respect to Shares subject to the Option until certificates for Shares of Common Stock are issued to the Optionee.

10.           Change of Control.

Notwithstanding the vesting requirements contained in Section 4, upon a Change of Control, the Option shall automatically become fully vested and exercisable as of the date of such Change of Control.

11.            Reservation of Shares.

With respect to the Option, the Company hereby agrees to at all times reserve for issuance and/or delivery upon payment by the Optionee of the Option price, such number of Shares as shall be required for issuance and/or delivery upon such payment pursuant to the Option.

12.            Delivery of Share Certificates.

(a)     Within a reasonable time after the exercise of the Option, the Company shall cause to be delivered to the Optionee, his or her legal representative or his or her beneficiary, a certificate for the Shares purchased pursuant to the exercise of the Option.

(b)     It is understood and intended that, subject to the provisions of Section 2 hereof, this option shall qualify as an "incentive stock option" as defined in Section 422 of the Code. Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, no sale or other disposition may be made of any shares acquired upon exercise of the option within one year after the day of the transfer of such shares to the Optionee, nor within two years after the grant of the option. If the Optionee intends to dispose, or does dispose (whether by sale, exchange, gift, transfer or otherwise), of any such shares within said periods, he or she will notify the Company in writing within ten days after such disposition.

13.            Withholding.

In the event the Optionee elects to exercise the Option (or any part thereof), if the Company or an Affiliate shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the issuance of Shares to the Optionee, the Company or Affiliate shall be entitled to deduct and withhold such amounts.

14.            Amendment.

The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Optionee’s rights or entitlements with respect to the Option shall be effective without the prior written consent of the Optionee (unless such amendment is required in order to cause the Award hereunder to qualify as “performance-based” compensation within the meaning of Section 162 (m) of the Code and applicable interpretive authority thereunder).

15.            Plan Terms.

The terms of the Plan are hereby incorporated herein by reference.

16.            Effective Date of Grant.

The Option shall be effective as of the date first written above.

17.           Optionee Acknowledgment.

By executing this Agreement, the Optionee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

ATTEST:	CYALUME TECHNOLOGIES HOLDINGS, INC.

/s/ Zivi Nedivi	By:	Zivi Nedivi
	Its:	CEO

JAMES G. SCHLECK

/s/ James G. Schleck, Optionee

Address:

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